Exhibit 99.1

Cash America Announces Expansion of U.S. Pawn Lending Locations

FORT WORTH, Texas--(BUSINESS WIRE)--October 9, 2012--Cash America International, Inc. (NYSE: CSH) announced today that it has entered into agreements to add 34 pawn lending locations in the United States through two independent transactions. The additional locations will expand the Company’s presence in Tennessee, North Carolina, Kentucky and Arizona where the Company already operated 82 pawn lending locations. Based on recent unaudited results, the 34 locations will add approximately $11 million in pawn loan balances to the Company’s total U.S. pawn loan portfolio which stood at $222 million as of June 30, 2012.

The Company entered into a purchase agreement for the larger of the two transactions just prior to the end of its third quarter ended September 30, 2012. This transaction added 25 locations to the Company’s store count for the period but did not materially increase earnings for the period due to the short period of inclusion of the operations. The Company has also agreed to terms under a signed purchase agreement for another transaction, which will add 9 locations, and is expected to close during the fourth quarter of 2012. The combined consideration for the two transactions is expected to be between $68 and $72 million in cash. The Company used its long-term line of credit facility to fund the first transaction and anticipates the same upon the closing of the second transaction.

Commenting on the two acquisitions, Daniel R. Feehan, President and Chief Executive Officer of Cash America said, “We have continued our emphasis of expanding our pawn lending presence through new stores and acquisitions throughout the United States. These two transactions expand our market share in a variety of attractive markets and position the Company for future growth.”

About the Company

As of June 30, 2012, Cash America International, Inc. operated 1,086 total locations offering specialty financial services to consumers, which included 790 lending locations (including one unconsolidated franchised location) in 23 states in the United States under the names “Cash America Pawn,” “SuperPawn,” “Pawn X-Change,” “Cash America Payday Advance,” and “Cashland” and 195 pawn lending locations in 21 jurisdictions in central and southern Mexico under the name “Prenda Fácil.” The Company also operated 95 unconsolidated franchised and six Company-owned check cashing centers operating in 16 states in the United States under the name “Mr. Payroll” as of June 30, 2012. Additionally, as of June 30, 2012, the Company offered consumer loans over the Internet to customers in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com, in the United Kingdom at http://www.quickquid.co.uk and http://www.poundstopocket.co.uk, in Australia at http://www.dollarsdirect.com.au, and in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com
http://www.quickquid.co.uk	http://www.primaryinnovations.net

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company's business or changes in the interpretation or enforcement thereof; the anticipated regulation of consumer financial products and services by the Consumer Financial Protection Bureau; acceptance by consumers, legislators or regulators of the negative characterization by the media and consumer activists with respect to certain of the Company’s loan products; the reorganization of the Company’s Mexico pawn operations; the deterioration of the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company's services and the continued acceptance of the online distribution channel by the Company’s online loan customers; fluctuations in the price of gold or a deterioration in economic conditions; changes in competition; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; interest rate and foreign currency exchange rate fluctuations; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company’s arbitration agreements; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; security breaches, cyber attacks or fraudulent activity; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

CONTACT:
Cash America International, Inc.
Thomas A. Bessant, Jr., 817-335-1100